                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 WHX CORPORATION

                UNDER SECTION 242 OF THE GENERAL CORPORATION LAW

          It is hereby certified that:

          1. The name of the corporation is WHX Corporation (the "Company").

          2. The Certificate of Incorporation  of the Company (the  "Certificate
of   Incorporation")   is  hereby  amended  in  accordance  with  the  following
resolution:

               RESOLVED, that Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

          "FOURTH:  The total  number of shares of all classes of capital  stock which the  Corporation  shall have authority to issue is 70,000,000 of which  10,000,000  shares shall be Preferred Stock of the par value of
          $0.10 per share and 60,000,000 shares shall be Common Stock of the par value of $0.01 per share.

               A.  PREFERRED   STOCK.   The  Board  of  Directors  is  expressly
          authorized  to provide  for the  issuance  of all or any shares of the
          Preferred  Stock,  in one or more  series,  and to fix for  each  such series such voting powers,  full or limited,  or no voting powers, and such designations,  preferences and relative, participating,  optional or other  special  rights  and  such  qualifications,  limitations  or
          restrictions   thereof  as  shall  be  stated  and  expressed  in  the
          resolution or resolutions  adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock  Designation") and as may be  permitted  by the  General  Corporation  Law of the  State  of
          Delaware.  The number of authorized  shares of Preferred  Stock may be increased  or  decreased  (but not below the number of shares  thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then  outstanding  shares of capital stock of the Corporation entitled to vote generally in the election of directors  (the "Voting  Stock"),  voting  together as a single class, without a separate vote of the holders of the Preferred  Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

               B.  COMMON  STOCK.  Except  as  otherwise  required  by law or as otherwise provided in any Preferred Stock Designation,  the holders of the Common Stock shall  exclusively  possess all voting power and each share of Common  Stock shall have one vote.  Each three  shares of the
          Corporation's  Common Stock issued as of the date and time immediately preceding August 22, 2002, the effective date of a reverse stock split
          (the  "Split  Effective  Date"),  shall be  automatically  changed and reclassified,  as of the  Split  Effective  Date and  without  further action,  into  one (1)  fully  paid  and  nonassessable  share  of the
          Corporation's  Common  Stock.  In lieu of any  such  fractional  share interest,  upon surrender of the certificates  representing a holder's
          Common Stock,  such holder shall be paid cash by the Corporation in an amount equal to the product of such fraction multiplied by the average closing  sale prices of the Common  Stock (as  adjusted to reflect the reverse  stock split) for the 10 trading days  immediately  before the
          Split  Effective  Date (or,  in the event the  Common  Stock is not so traded on the Split  Effective  Date,  such closing  price on the next preceding day on which such stock is traded).  If such price or prices are not available, the fractional share payment shall be based on such
          other  price  as   determined   by  the  Board  of  Directors  of  the
          Corporation."

          3. This Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, we have hereunto set our hands this 22nd day of
August, 2002.

                                               WHX CORPORATION

                                               /s/ Ronald LaBow
                                               ---------------------------------
                                               By:     Ronald LaBow
                                               Title:  Chairman of the Board